EXHIBIT 99.1

August 6, 2001
General Dynamics contact: Norine Lyons
Tel 703 876 3190
nlyons@generaldynamics.com

Motorola contact: Margot Brown
Tel 480 441 2885/480 441 3000
Margot.brown@motorola.com

GENERAL DYNAMICS TO ACQUIRE
MOTOROLA INTEGRATED INFORMATION SYSTEMS GROUP
FOR $825 MILLION

FALLS CHURCH, Va.    — General Dynamics (NYSE: GD) has entered into an asset purchase agreement with Motorola, Inc. (NYSE: MOT) to acquire Motorola’s Integrated Information Systems Group for $825 million in cash and the assumption of certain liabilities and ongoing obligations in the normal course of business.

The transaction has been approved by the boards of directors of both companies and is subject to normal regulatory approval; the acquisition is expected to close within 60 days. The business will become part of General Dynamics Information Systems and Technology group.

Motorola Integrated Information Systems Group, based in Scottsdale, Arizona, provides defense and government customers with technologies, products and systems for secure communication, information assurance, situational awareness and integrated communication systems. The unit has 3,000 employees, including 1,100 degreed engineers. It anticipates 2002 revenues of approximately $830 million. The transaction is expected to be immediately accretive to earnings.

As part of the transaction, Motorola and General Dynamics executed a series of agreements that will give government customers continued access to applicable Motorola commercial technologies.

“This acquisition strengthens our position in communications and information technology for military and government customers, and strengthens our capabilities in C4ISR [command, control, communication, computers, intelligence, surveillance and reconnaissance],” said Nicholas D. Chabraja, General Dynamics chairman and CEO. “In addition, there is real synergy with other elements within our Information Systems and Technology group. This is a business we know, and we believe it will achieve its full potential as part of General Dynamics.”

Christopher B. Galvin, Motorola chairman and CEO, said, “The talent and creativity of the Integrated Information Systems Group team have made an indelible impression on Motorola’s heritage, and will thrive with General Dynamics. As Motorola increases its focus on business areas central to its long-term strategy, we feel certain that General Dynamics, with its strong government focus, will be the right home for Integrated Information Systems’ employees.”

Mark Fried, corporate vice president and general manager of Motorola Integrated Information Systems Group, will remain president of the business after the transaction is completed.

Motorola, Inc. is a global leader in providing integrated communications solutions and embedded electronic solutions. Sales in 2000 were $37.6 billion. For more information, please visit the Motorola Web site at http://www.motorola.com.

General Dynamics, headquartered in Falls Church, Virginia, employs approximately 49,000 people worldwide and anticipates 2001 sales of approximately $12 billion. The company has leading market positions in shipbuilding and marine systems, land and amphibious combat systems, information systems, and business aviation. More information about the company can be found at www.generaldynamics.com.